                           SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                               THE ROUSE COMPANY

                         10275 LITTLE PATUXENT PARKWAY
                         COLUMBIA, MARYLAND 21044-3456

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To The Holders of Common Stock:

  The Annual Meeting of Stockholders of The Rouse Company is called to be held on Thursday, May 13, 1999, at 11:00 a.m. at The Rouse Company Building, Columbia, Maryland, for the following purposes:

  (a) Election of directors to hold office until the next Annual Meeting of Stockholders and until their respective successors are duly elected and qualify; and

  (b) Consideration of such other business as may properly come before the meeting.

  Holders of Common Stock of the Company as of the close of business on March 16, 1999 will be entitled to notice of, and to vote at, the meeting. The stock transfer books will not be closed.

  For the convenience of stockholders, a form of proxy is enclosed. You are urged to complete and return the proxy.

                                          By Order of the Board of Directors

                                             Bruce I. Rothschild
                                                  Secretary

April 12, 1999

                               THE ROUSE COMPANY

                         10275 LITTLE PATUXENT PARKWAY
                         COLUMBIA, MARYLAND 21044-3456

                                PROXY STATEMENT

               (First Mailed to Stockholders on April 12, 1999)

  This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of The Rouse Company (the "Company") to be voted at the Annual Meeting of Stockholders on May 13, 1999 and at any adjournment or adjournments thereof (the "meeting"). The solicitation of proxies generally will be by mail and by directors, officers and regular employees of the Company. In some instances, solicitation may be made by telephone, telecopy or other means. All costs incurred in connection with the solicitation of proxies will be borne by the Company. Arrangements may be made with brokers and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals, and the Company may reimburse them for reasonable out-of-pocket and clerical expenses. The Company has retained Georgeson & Company Inc. to assist in the solicitation of proxies from stockholders for a fee of approximately $7,500 plus a charge for contacting specific stockholders and reasonable out-of-pocket expenses and disbursements.

  Each properly executed proxy will be voted in accordance with the instructions marked on it. In the absence of specific instructions, a proxy will be voted for the election of directors and nominees listed in the Proxy Statement, in accordance with the Board of Directors' recommendation as to any proposal listed in the Proxy Statement and in the best discretion of the proxy holders as to any other matters, including, but not limited to, the election of one or more persons to fill any vacancy that exists on the Board of Directors at the time of the meeting or any adjournment or adjournments thereof.

  Any proxy given pursuant to this solicitation may be revoked by the stockholder at any time prior to exercise of the proxy. Such right of revocation is not limited or subject to compliance with any formal procedure.

  Directors are elected by a plurality of the votes cast by the holders of shares of Common Stock of the Company ("Common Stock") present in person or represented by proxy at the meeting, at which a quorum is present. For purposes of the election of directors, abstentions and broker non-votes are not considered to be votes cast and do not affect the plurality vote required for directors.

  On March 16, 1999, the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting of Stockholders, the Company had outstanding and entitled to vote 72,256,106 shares of Common Stock, par value $.01 per share. This class of stock has no cumulative voting rights, and each issued and outstanding share of Common Stock is entitled to one vote at the meeting and any adjournment or adjournments thereof.

  The Annual Report of the Company, including financial statements for the fiscal year ended December 31, 1998, has been mailed to all stockholders with this Proxy Statement. You may receive, without charge, a copy of the Company's 1998 Form 10-K as filed with the Securities and Exchange Commission by contacting David L. Tripp, Vice President and Director, Investor Relations and Corporate Communications, The Rouse Company, 10275 Little Patuxent Parkway, Columbia, Maryland 21044-3456.

                   ELECTION OF DIRECTORS AND RELATED MATTERS

  It is proposed that 12 directors be elected at the meeting, each to serve until the next Annual Meeting of Stockholders and until his or her successor is duly elected and qualified.

  In connection with the consummation in June 1996 of the merger with The Hughes Corporation ("Hughes"), the Company entered into a Contingent Stock Agreement (the "Agreement") under which the owners of Hughes (the "Hughes Owners") received rights to future distributions of Common Stock as part of the consideration in the merger. Under the Agreement, as long as the Hughes Owners own at least 5% of the outstanding shares of Company Common Stock (but in no event for longer than 10 years), the Hughes Owners will be entitled, through certain representatives, to recommend an individual for election to the Company's Board. William R. Lummis, who currently serves as a director under such provision, is retiring in accordance with the Board of Directors' policy that provides for mandatory retirement by any director who has attained age 70. The Board of Directors deeply appreciates Mr. Lummis' dedication and service to the Company and the wisdom, insight and leadership demonstrated by him during his tenure as a director and as a member of the Audit and Executive Committees. Platt W. Davis, III was recently recommended to fill the vacancy that will result upon the retirement of Mr. Lummis, effective at the Annual Meeting of Stockholders.

  If one or more of the nominees for director is unable to serve for any reason or if a vacancy otherwise exists on the Board of Directors, the holders of proxies solicited hereby reserve the right to nominate and vote for any other person or persons of their choice.

  Certain information as to the nominees follows:

  David H. Benson, age 61, has been a member of the Company's Board since 1987. Mr. Benson is Chairman of the Board of Charter European Trust plc, an investment management company. Previously, Mr. Benson was Vice Chairman of the Board of Kleinwort Benson Group plc. Mr. Benson is a director of B. G. plc (formerly British Gas plc), Daniel Thwaites plc, The Dover Corporation, Kleinwort Benson U.S.A. Inc., Leach International, Inc. and Marshall Cavendish Ltd. He also is Chairman of the Board of Trustees of the Charities Official Investment Fund and a Trustee of the Edward James Foundation.

  Jeremiah E. Casey, age 59, has been a member of the Company's Board since 1990. Mr. Casey is Chairman of the Board of First Maryland Bancorp and its banking subsidiaries, and a director of the Federal Reserve Bank of Richmond, Baltimore Branch. Previously he was Chief Executive, USA, Allied Irish Banks plc and a director of Allied Irish Banks plc. In addition, he is a director of the Ireland-United States Council for Commerce & Industry, Inc., Irish Educational Development Foundation, Inc. and The World Trade Center Institute. Mr. Casey also is a Trustee of both Mercy Medical Center and The Walters Art Gallery.

  Platt W. Davis, III, age 55, a director nominee, is a Partner in Vinson & Elkins, L.L.P., a partnership engaged in the practice of law. He also is a Representative of the Hughes Owners under the Contingent Stock Agreement that was entered into in connection with the Company's merger with Hughes and is a Managing Partner of THC Partners, an investment management company whose members consist of certain of the Hughes Owners.

  Anthony W. Deering, age 54, has been a member of the Company's Board since 1993. Mr. Deering is Chairman of the Board, President and Chief Executive Officer of the Company. Previously, he was President and Chief Executive Officer of the Company; and, prior to that, President and Chief Operating Officer of the Company. Mr. Deering is a director of certain T. Rowe Price Fixed Income and International Mutual Funds. He also is a member of the Board of Governors of the National Association of Real Estate Investment Trusts, Chairman of the Mayor's Business Advisory Council of the City of Baltimore and Vice Chairman of the Board of Directors of the Greater Baltimore Committee. Mr. Deering is Chairman of the Baltimore Museum of Art and a Trustee of the Parks and People Foundation of The Foundation for Baltimore Recreation and Parks.

  Rohit M. Desai, age 60, has been a member of the Company's Board since 1980. Mr. Desai is Chairman of the Board and President of Desai Capital Management Incorporated ("DCMI"), a specialized investment firm managing assets of various institutional clients. Mr. Desai also is a director of Sunglass Hut International, Inc., Finlay Enterprises, Inc. and Independence Community Bank. In addition, Mr. Desai is Chairman of the Finance Committee of Grace Church and a Trustee of the Asia Society.

  Mathias J. DeVito, age 68, has been a member of the Company's Board since 1972. Mr. DeVito is Chairman Emeritus of the Board. Previously, he was Chairman of the Board of the Company and, prior to that, he was Chairman of the Board and Chief Executive Officer of the Company. Mr. DeVito is a director of First Maryland Bancorp, US Airways, Inc., US Airways Group, Inc. and Mars Supermarkets, Inc. He is a member of the Advisory Boards of Carlyle Realty Partners, L.P., Equity-Linked Investors, L.P., Equity-Linked Investors, II and Private Equity Investors III, L.P. Mr. DeVito also is a Trustee of the Maryland Institute, College of Art.

  Juanita T. James, age 46, has been a member of the Company's Board since 1989. Ms. James is President of JJ Marketing Ventures, a management consultant firm specializing in book publishing and direct marketing. Previously, she was Executive Vice President of the Marketing and Editorial Departments at Doubleday Direct, Inc.; Senior Vice President of Finance and Operations at Doubleday Direct, Inc. and Senior Vice President of the Book-of-the-Month Club, Inc., a subsidiary of Time Warner Inc. Ms. James is a Trustee Emeritus of Princeton University. She also is a Trustee of the Ferguson Public Library and a Director of the Child Care Center, both in Stamford, Connecticut.

  Thomas J. McHugh, age 67, has been a member of the Company's Board since 1980. Mr. McHugh is Chairman and Chief Executive Officer of McHugh Associates, Inc., a registered investment adviser. Prior to that, he was President of McHugh Associates, Inc. Mr. McHugh is a director of Philadelphia Consolidated Holding Corp. and is Vice Chairman and a Trustee of St. Joseph's University.

  Hanne M. Merriman, age 57, has been a member of the Company's Board since 1992. Ms. Merriman is a Retail Business Consultant for Hanne Merriman Associates, a retail consulting firm. Ms. Merriman is a director of Ameren Corporation, AnnTaylor Stores Corporation, Central Illinois Public Service Company, Finlay Enterprises, Inc., certain T. Rowe Price Mutual Funds, State Farm Mutual Automobile Insurance Company, and US Airways Group, Inc. She also is a director of Children's Hospital, which is a part of the Children's National Medical Center, a Trustee of the American-Scandinavian Foundation and a member of the National Women's Forum.

  Roger W. Schipke, age 62, has been a member of the Company's Board since 1992. Mr. Schipke, a private businessman, previously was Chairman of the Board and Chief Executive Officer of the Sunbeam Corporation and, prior to that, Chairman of the Board, President and Chief Executive Officer of The Ryland Group, Inc. Mr. Schipke is a director of The Brunswick Corporation, Legg Mason, Inc. and Oakwood Homes Corporation.

  Alexander B. Trowbridge, age 69, has been a member of the Company's Board since 1985. Mr. Trowbridge is President of Trowbridge Partners, Inc., which engages in the consulting business. Mr. Trowbridge is a director of The Gillette Co., Harris Corp., ICOS Corp., IRI International Corp., New England Life Insurance Co. and Sunoco, Inc. He also serves as a director of several publicly owned mutual funds managed by Warburg Pincus Counsellors, Inc. Mr. Trowbridge is a Trustee of the Aspen Institute.

  Gerard J. M. Vlak, age 65, has been a member of the Company's Board since 1996. Mr. Vlak is a former member of the Executive Board of Rabobank Nederland and a former General Manager of North America Amsterdam-Rotterdam Bank. He is a Trustee of the BJB Investment Funds of Bank Julius Baer. Mr. Vlak also is a board member and member of the Education/Scholarship Committee of The Netherland-America Foundation and a board member of Oce-USA Holding, Inc.

  Please note:

  (1) There exist no family relationships between any of the director-nominees or between any of such nominees and any executive officer of the Company.

  (2) All corporations identified have securities registered under the Securities Exchange Act of 1934, as amended, except for non-profit organizations, New England Life Insurance Co. and State Farm Mutual Automobile Insurance Company, both of which are mutual insurance companies, and the companies identified with respect to Mr. Benson with the exception of B. G. plc.

  The Board of Directors has established three permanent committees of the Board--the Audit, Executive and Personnel Committees--to perform certain designated functions.

  The Audit Committee, composed of Messrs. Benson (Chairman), Desai, Lummis, Schipke and Vlak and Ms. Merriman, recommends to the Board of Directors the appointment of the Company's independent certified public accountants, reviews the year-end financial statements and related matters with management and the Company's independent certified public accountants, reviews the Company's Form 10-K Annual Report filed with the Securities and Exchange Commission and reviews such accounting and auditing issues concerning the Company and its subsidiaries and affiliates as may be deemed appropriate. The Audit Committee held four meetings during 1998.

  The Executive Committee, composed of Messrs. DeVito (Chairman), Casey, Deering, Desai, Lummis, McHugh and Trowbridge and Ms. James, takes action with respect to approved projects and corporate financings of the Company, such special matters as may be delegated to it by the Board and any other appropriate matters that arise between Board meetings. In addition, this Committee serves as a nominating committee. In this capacity, the Executive Committee determines the criteria and qualifications for membership on the Board of Directors, develops an orderly process for nominating persons to fill vacancies on the Board, considers nominees for election to the Board and makes recommendations regarding the compensation of directors. Stockholders may submit to the Secretary of the Company names of nominees for membership on the Board of Directors to be considered by the Executive Committee. Section 2.05 of the Company's Bylaws generally provides that nominations shall be made not more than 90 days nor less than 60 days before the scheduled date of a stockholders meeting at which directors are to be elected and specifies information that the stockholder must provide at the time of the nomination. The Executive Committee held three meetings during 1998.

  The Personnel Committee, composed of Messrs. Casey (Chairman), McHugh and Trowbridge and Ms. James, reviews and makes recommendations to the Board regarding the compensation programs of the Company, including the compensation of its executive officers, and reviews and approves grants under the Company's stock incentive plans. See "Personnel Committee Report on Executive Officer Compensation" below. This Committee also has certain responsibilities with respect to the Company's Pension Plan, including general oversight of the investment of Pension Plan assets and approval of amendments to the Pension Plan that do not significantly increase the Company's funding costs or that are required under federal or state law. In addition, the Personnel Committee has general oversight responsibility for The Rouse Company Supplemental Retirement Benefit Plan. The Personnel Committee held three meetings during 1998.

  During 1998, the Board of Directors of the Company held eleven meetings (including seven special telephonic Board meetings) in addition to the 10 meetings held by Board Committees. During their respective terms as directors, all directors of the Company attended 75% or more of the aggregate of all Board meetings and all meetings of Committees of which they were a member, except Ms. Merriman, who attended 73% of such meetings. As a result of scheduling conflicts, Ms. Merriman was unable to attend certain of the special telephonic Board meetings that were scheduled on short notice.

  The following table sets forth the number of shares of Common Stock beneficially owned by each named executive officer (see Summary Compensation Table below), director of the Company, by all directors and executive officers of the Company as a group and by all persons, to the knowledge of the Company, beneficially owning more than five percent (5%) of Company Common Stock. To the knowledge of the Company, no person beneficially owns more than five percent (5%) of the Series B Convertible Preferred Stock of the Company. As of March 16, 1999, one executive officer and one director of the Company beneficially owned shares of the Series B Convertible Preferred Stock of the Company. See Footnotes (2) and (10) below.

                     EQUITY SECURITIES BENEFICIALLY OWNED
                               ON MARCH 16, 1999

                                                      Common Stock
                                                  ----------------------------
                                                                   Percent of
            Name of Beneficial Owner              Number of          Shares
              or Identity of Group                 Shares          Outstanding
            ------------------------              ---------        -----------
Executive Officers(1)
Anthony W. Deering...............................   908,682(2)           1.24%
Jeffrey H. Donahue...............................   179,113                (3)
Douglas A. McGregor..............................   603,020                (3)
Robert Minutoli..................................   132,197                (3)
Jerome D. Smalley................................   157,245                (3)
Directors and Director Nominee
David H. Benson..................................    11,350(4)(5)          (3)
Jeremiah E. Casey................................    13,500(4)             (3)
Platt W. Davis, III..............................   127,380(6)             (3)
Anthony W. Deering............................... See above         See above
Rohit M. Desai...................................   627,674(4)(7)          (3)
Mathias J. DeVito................................   795,900(4)(8)        1.08%
Juanita T. James.................................    10,200(4)             (3)
William R. Lummis................................   170,104(4)(9)          (3)
Thomas J. McHugh.................................    20,000(4)             (3)
Hanne M. Merriman................................    10,500(4)             (3)
Roger W. Schipke.................................    17,549(4)(10)         (3)
Alexander B. Trowbridge..........................    10,450(4)             (3)
Gerard J. M. Vlak................................     7,000(4)             (3)
All executive officers and directors as a group
 (20 persons).................................... 4,438,799(11)          6.00%

                                                             Common Stock
                                                       -------------------------
                                                                     Percent of
               Name of Beneficial Owner                 Number of      Shares
                 or Identity of Group                     Shares     Outstanding
               ------------------------                ------------  -----------
Name and Address of 5%
Holders of Common Stock
Stichting Pensioenfonds ABP........................... 4,593,800(12)    6.36%
Oude Lindestraat 70
Postbus 2980, 6401 DL Heerlen
The Netherlands
Ariel Capital Management, Inc......................... 4,209,635(13)    5.83%
307 North Michigan Avenue
Chicago, Illinois 660601
Davis Selected Advisers, L.P.......................... 5,902,900(14)    8.17%
P.O. Box 1688
124 East Marcy Street
Santa Fe, New Mexico 87501
Franklin Resources, Inc............................... 7,135,840(15)    9.88%
P. O. Box 7777
777 Mariners Island Boulevard
San Mateo, California 94403-7777
THC Partners.......................................... 4,352,277(16)    6.02%
c/o Andrews & Kurth, L.L.P.
4200 Texas Commerce Tower
600 Travis Street
Houston, Texas 77002-3090
T. Rowe Price Associates, Inc......................... 4,003,936(17)    5.54%
P.O. Box 17218
100 East Pratt Street
Baltimore, Maryland 21202

--------

(1) With respect to the named executive officers of the Company, includes (i) 603,467 shares of Common Stock subject to stock options granted under the Company's 1985 and 1990 Stock Option Plans and the 1994 and 1997 Stock Incentive Plans that either are presently exercisable or will become exercisable within 60 days of March 16, 1999, (ii) with respect to such named executive officers' accounts under The Rouse Company Savings Plan as of December 31, 1998, 7,708 shares of Common Stock, (iii) 5,589 shares of Common Stock that are issuable if the Company's 5-3/4% Convertible Subordinated Debentures due 2002 that are beneficially held by a named executive officer were converted, and (iv) 60,983 shares of Common Stock that are issuable if the Company's Series B Convertible Preferred Stock that is beneficially held by a named executive officer were converted. Also includes 25,745 shares of Common Stock owned directly or indirectly by spouses of named executive officers, children who share the same residence and certain other family members, as to which shares the named executive officers in some instances disclaim beneficial ownership. Unless otherwise indicated below, and with the exception of shares owned by spouses, children and certain other family members, each of the beneficial owners indicates that he has sole voting and dispositive powers.

(2) Includes 5,589 shares of Common Stock that are issuable if the Company's 5-3/4% Convertible Subordinated Debentures due 2002 that are beneficially held by Mr. Deering were converted. Includes 148,316 shares that are owned by the Deering Family Limited Partnership, of which Mr. Deering is a Trustee and has shared voting and dispositive powers. Includes 10,000 shares of Common Stock that are owned by a Foundation of which Mr. Deering is the Trustee and 60,983 shares of Common Stock that are issuable upon conversion of the 46,500 shares of the Company's Series B Convertible Preferred Stock that are owned by the Foundation. Mr. Deering disclaims beneficial ownership of the shares that are held by the Foundation.

(3) Beneficial ownership does not exceed one percent of the shares of Common Stock outstanding.

(4) Includes 10,000 shares of Common Stock subject to stock options granted under the Company's 1994 and 1997 Stock Incentive Plans to each non-employee director, except for Mr. DeVito, who received four 1,000-share stock option grants since he attained non-employee status in February 1995, and Messrs. Lummis and Vlak, who each received a 5,000-share stock option grant upon his initial election as a director in June and September, 1996, respectively, and 1,000-share stock option grants in 1997 and 1998. All of the options are presently exercisable.

(5) Includes 450 shares of Common Stock owned directly by Mr. Benson's spouse, as to which shares he disclaims beneficial ownership. Mrs. Benson has sole voting and dispositive power with respect to such shares.

(6) Represents the beneficial interests of Mr. Davis and a family trust in shares of Common Stock held by THC Partners, a Texas general partnership. Mr. Davis also is one of three Managing Partners of THC Partners, which held 4,352,277 shares of Rouse Common Stock at March 16, 1999. By majority vote, the Managing Partners may vote and, in limited circumstances, dispose of such shares.

(7) Includes 1,500 shares of Common Stock directly owned by Mr. Desai. Mr. Desai disclaims beneficial ownership as to all other shares. Desai Capital Management Incorporated, of which Mr. Desai is Chairman of the Board and President, has dispositive power on behalf of clients with respect to 616,174 shares of Common Stock.

(8) Includes 473,800 shares of Common Stock that are owned by The DeVito Family Limited Partnership, in which Mr. DeVito has an equity interest. Also includes 78,100 shares that are in trusts for Mr. DeVito's descendants and as to which shares Mr. DeVito has no voting or dispositive power. Additionally, includes 20,000 shares that are owned by a Foundation of which Mr. DeVito is a Trustee and has shared voting and dispositive power. Mr. DeVito disclaims beneficial ownership of the shares in both the trusts and the Foundation.

(9) Includes 163,104 shares of Common Stock that represent Mr. Lummis' interest in THC Partners, a Texas general partnership. THC Partners held 4,352,277 shares of Rouse Common Stock at March 16, 1999.

(10) Includes 1,049 shares of Common Stock that are issuable upon conversion of the 800 shares of the Company's Series B Convertible Preferred Stock that are beneficially owned by Mr. Schipke.

(11) Includes 1,191,392 shares of Common Stock subject to stock options granted under the Company's 1985 and 1990 Stock Option Plans and 1994 and 1997 Stock Incentive Plans that either are presently exercisable or will become exercisable within 60 days of March 16, 1999. With respect to executive officers' accounts under The Rouse Company Savings Plan as of December 31, 1998, includes 30,784 shares of Common Stock. Also includes 5,589 shares of Common Stock that are issuable if the Company's 5-3/4% Convertible

     Subordinated Debentures due 2002 that are attributable to an executive officer were converted, and 62,032 shares of Common Stock that are issuable if the Company's Series B Convertible Preferred Stock that are attributable to an executive officer and a director of the Company were converted.

(12) Represents shares beneficially held as of March 16, 1999 by Stitchting Pensioenfonds ABP, which has sole voting and dispositive power with respect to 4,381,000 shares and no voting or dispositive power with respect to 212,800 shares.

(13) Represents shares beneficially held as of December 31, 1998 by Ariel Capital Management, Inc., which has sole voting and dispositive power with respect to all 4,209,635 shares.

(14) Represents shares beneficially held by various institutional investors as of December 31, 1998 for which Davis Selected Advisers, L.P. serves as investment adviser with sole voting and dispositive power with respect to all 5,902,900 shares.

(15) Represents shares owned, as of February 4, 1999, by one or more open or closed-end investment companies or other managed accounts which are advised by Adviser Subsidiaries of Franklin Resources, Inc. ("Franklin Resources"), including 314,411 shares of Common Stock that are issuable if the Company's 5-3/4% Convertible Subordinated Debentures due 2002 were converted. The Adviser Subsidiaries have shared power to direct investments and/or shared power to vote the shares. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Franklin Resources is deemed to be a beneficial owner of such shares; however, Franklin Resources expressly disclaims that it has any economic interest in or beneficial ownership of such shares.

(16) Represents shares beneficially held as of March 16, 1999 by THC Partners, a Texas general partnership, which has sole voting and dispositive power with respect to all 4,352,277 shares.

(17) Represents shares owned by various individual and institutional investors as of December 31, 1998 for which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment adviser with power to direct investments and/or sole power to vote the shares. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such shares; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such shares.

                         PERSONNEL COMMITTEE REPORT ON
                        EXECUTIVE OFFICER COMPENSATION

  The Personnel Committee of the Board of Directors (the "Committee") is pleased to present its report on executive compensation for 1998. The Committee is composed of four outside directors of the Company and is responsible for reviewing and making recommendations to the Board generally with respect to the compensation of the Company's executive officers. During 1998, the Board of Directors reviewed these recommendations and approved all executive compensation actions or concurred in the Committee's actions.

OVERALL COMPENSATION PHILOSOPHY AND OBJECTIVES

  The Company has developed an overall compensation program and specific compensation plans which are designed to enhance corporate performance and stockholder value by aligning the financial interests of executives with those of its stockholders. This linkage is established by tying a significant portion of executive compensation to the Company's success in meeting specified performance objectives adopted annually as described below. In pursuit of these objectives, the Company's compensation program is designed to attract to the Company and retain the best possible executive talent; to motivate these executives to achieve specific performance goals which are integral to the Company's business plan approved by its Board of Directors; to reinforce and link executive and stockholder interests through equity-based plans; and to recognize individual performance. The goal is for Company compensation to be within the top quartile of compensation for comparable companies.

  The Committee has primary responsibility for evaluating the Company's compensation program and specific compensation plans and establishing policies that meet the objectives described above. In 1996 a comprehensive review of the Company's compensation program was conducted by Frederic W. Cook & Co., Inc. An update of this review was completed during 1998. The review included a comprehensive study of compensation practices of the 14 publicly traded real estate companies that are included in the Peer Group used in the current Performance Graph. These major real estate companies are deemed to be most comparable to the Company. References in this report to "comparable companies," "competitive pay," "competitive ranges" and the like refer to the comparison group described above.

  The Committee reviews and makes recommendations to the Board with respect to the compensation of the Chief Executive Officer and the other executive officers of the Company. The Committee considers the performance of the Company in its industry, an individual's circumstances and the Compensation Consultant's periodic recommendations. With respect to the Chief Executive Officer, the Committee also considers the Compensation Consultant's recommended parameters for salary, bonus level and long-term incentive stock compensation. Except with respect to stock options and stock bonus awards, the Board provides the final approval for the compensation of all executive officers, including the Chief Executive Officer.

  In reviewing the individual performance of the Company's executive officers (other than the Chief Executive Officer), the Committee and the Board consider the views of the Chief Executive Officer to whom these officers are responsible. The Committee concurred in Mr. Deering's recommendations with respect to proposed salaries, bonuses and incentive stock grants for the executive officers for 1998. The Board approved the proposed salaries, bonuses and incentive stock grants. The Committee and the Board also concurred with Mr. Deering's recommendation that neither he nor any other executive officer receive a salary increase for 1999.

PRINCIPAL COMPONENTS OF EXECUTIVE COMPENSATION

  The principal elements of the Company's executive compensation program consist of both annual and long-term programs and include base salary, annual incentive cash bonuses and, at appropriate intervals, long-term incentive compensation in the form of stock option and stock bonus grants. The Company also provides medical, pension and other fringe benefits generally available to Company employees.

Base Salaries

  Base salaries for executive officers are determined by periodically evaluating the responsibilities of the position held and the experience and performance of the individual, and aligning such salaries based on periodic independent compensation consultant recommendations with respect to the competitive marketplace for executive talent and the relative overall corporate performance of the Company in relation to its competitors in the industry. Salary adjustments, if any, are determined by the Board, upon recommendation from the Chief Executive Officer and the Committee, by evaluating the performance of the Company and its executive officers, taking into account any additional or new responsibilities assumed by individual executive officers in connection with promotions or organizational changes.

Annual Incentive Bonus

  The Company's executive officers and other key persons are eligible for an annual cash bonus under the Incentive Compensation Plan. Under the Plan, the bonus awards of the executive officers are based in whole or in part upon the Company's annual corporate objectives as evaluated by the Board, with consideration given to individual performance. The Board also may grant special bonus awards in exceptional cases based upon extraordinary performance.

  Each year, a challenging set of corporate performance objectives, assigned individual relative weightings, is recommended by the Chief Executive Officer and approved by the Board of Directors. For 1998, these Board-approved objectives placed heavy emphasis (72.5%) on earnings results and financial position, including specific earnings targets for total corporate and individual business segment Funds from Operations as well as land sales and income property earnings. Additional corporate objectives (totalling 27.5%) included specific strategic near- and long-term objectives for 1998.

Long-Term Incentive Stock Plans

  The purpose of the Company's long-term incentive stock plans has been to provide a meaningful equity interest in the Company to senior Company executives and other key executives in a format that is designed to motivate these executives and align their financial interests with those of stockholders.

Stock Bonus Awards

  The Committee is authorized to grant stock bonus awards and make related loans upon such terms and conditions as it may approve. These grants are made following review by the Committee and upon recommendation of the Chief Executive Officer, who have available the services of independent compensation specialists. In making grants, the Committee principally considers the amounts and terms of stock bonus awards for prior years together with approved ranges of annualized values using formula guidelines recommended by the Compensation Consultant. The awards are subject to restrictions that lapse over time and that may cause forfeiture of the applicable shares if the executive voluntarily leaves the employ of the Company or is discharged for cause. In conjunction with these restricted stock grants, the Company may make loans to recipients, subject to forgiveness in annual installments dependent upon continued employment in the Company.

Stock Options

  Stock options are granted by the Committee using approved award size criteria and based upon market data, the prior grant history for each person, independent consultants' advice and management's recommendations. Stock options are granted with an exercise price equal to the market price of the Common Stock and typically are subject to vesting over a five-year period. Stock options thus are designed to align the interests of executives with those of Company stockholders, since no benefit inures to the employee unless the stock price increases.

CHIEF EXECUTIVE OFFICER COMPENSATION

  For 1998, the compensation of Mr. Deering was determined by the Committee and approved by the Board in conformance with the policies described above for executive officers. In 1998, Mr. Deering received an increase in his 1997 salary to $800,000. The new salary was recommended by the Committee and approved by the Board based upon Mr. Deering's increased responsibilities as Chairman of the Board of the Company, a position to which he was elected in 1997. In addition, the Committee and the Board determined, based on their review of the 1998 corporate performance objectives described above, that the Company had achieved excellent results for the year, meeting or significantly exceeding its targeted objectives. Particular emphasis was placed by the Committee and the Board on the strong earnings growth of the Company during 1998 and completion of major complex and strategically focused acquisitions. Based on these results, the Board awarded to Mr. Deering a bonus of $1,015,200.

  In September 1998, Jeremiah E. Casey, Chairman of the Personnel Committee of the Board, and Mathias J. DeVito, Chairman of the Executive Committee of the Board, proposed that the Company enter into a special retention contract arrangement with Mr. Deering, the terms of which had been developed in consultation with Frederic W. Cook & Co., Inc., the Company's compensation consultant. The proposal reflected the conclusion that Mr. Deering was one of the outstanding chief executives in the real estate industry and that it would be in the best interests of the Company to obtain a long-term commitment from Mr. Deering to lead the Company for at least the next six years (until his 60th birthday). The Board of Directors unanimously approved the establishment of the special retention contract arrangement. Under the arrangement, Mr. Deering was granted options to purchase 600,000 shares of Common Stock, received a grant of 109,850 shares of restricted stock and a cash payment of $2,643,713 to pay income taxes resulting from the restricted stock grant. The terms and conditions of these grants are described under "Employment Contracts and Termination of Employment and Change of Control Arrangements" below.

DEDUCTIBILITY OF CERTAIN EXECUTIVE COMPENSATION EXPENSE UNDER FEDERAL TAX LAWS

  The Committee has considered the impact of provisions of the Internal Revenue Code of 1986 (the "Code") that in certain circumstances disallow compensation deductions in excess of $1 million for any year with respect to the Company's Chief Executive Officer and its four other most highly compensated officers. This disallowance provision does not apply to performance-based compensation, and the Company expects that this provision will not limit its tax deductions for executive compensation in the near term.

                                          Jeremiah E. Casey,
                                           Chairman
                                          Juanita T. James
                                          Thomas J. McHugh
                                          Alexander B. Trowbridge

                            EXECUTIVE COMPENSATION

  The following table sets forth information concerning the annual and long-term compensation for services in all capacities to the Company for the years ended December 31, 1998, 1997 and 1996 of those persons who were the Chief Executive Officer and the four other most highly compensated officers of the Company in 1998. The amounts reported below under the columns captioned "Salary," "Bonus," "Restricted Stock Awards" and "Securities Underlying Options" are payable under and in accordance with the Company's annual and long-term compensation plans as described above in the "Personnel Committee Report on Executive Officer Compensation." No stock appreciation rights ("SARs") were granted during 1996-1998, nor have any SARs been granted at any time in prior years.

                           SUMMARY COMPENSATION TABLE

                                    Annual               Long-Term
                                 Compensation       Compensation Awards
                               ------------------- ---------------------------
                                                   Restricted       Securities
                                                     Stock          Underlying  All Other
   Name and Principal                               Award(s)         Options   Compensation
        Position          Year Salary($)  Bonus($)     ($)              (#)         ($)
   ------------------     ---- -------   --------- ----------       ---------- ------------
Anthony W. Deering        1998 800,000   1,015,200 3,000,278(1)(2)   600,000    3,173,338(6)
Chairman of the Board,
 President                1997 725,000     978,750      None         350,000      527,375(7)
and Chief Executive
 Officer(1)               1996 725,000     900,000      None            None      579,538(8)
Douglas A. McGregor       1998 520,961     548,972   420,000(2)(3)   100,000      236,325(6)
Vice Chairman and Chief
 Operating                1997 475,000     534,375   313,750(4)      150,000       73,625(7)
Officer                   1996 475,000     450,000 1,291,875(5)       75,000      125,113(8)
Jeffrey H. Donahue        1998 320,731     265,816   560,000(2)(3)   145,000      137,862(6)
Executive Vice President
 and                      1997 290,000     261,000      None         102,000       50,262(7)
Chief Financial Officer   1996 290,000     165,300   695,625(5)       50,000       51,163(8)
Jerome D. Smalley         1998 320,731     265,816   560,000(2)(3)   145,000      150,112(6)
Executive Vice
 President--              1997 290,000     261,000      None         102,000       67,412(7)
Development               1996 290,000     230,000   695,625(5)       50,000       74,578(8)
Robert Minutoli           1998 316,557     256,871      None(2)         None      152,914(6)
Senior Vice President
 and                      1997 290,000     195,750      None         102,000       68,564(7)
Director of New Business  1996 290,000     230,000   695,625(5)       50,000       75,819(8)

--------
(1) In September 1998, the Board of Directors, acting pursuant to the Company's 1997 Stock Incentive Plan, awarded Mr. Deering 109,850 shares of Common Stock (the "Special Retention Bonus Shares"), as part of a special retention contract arrangement (the "Agreement"). The terms and conditions of the Special Retention Bonus Shares are described in "Employment Contracts and Termination of Employment and Change of Control Arrangements" below. Dividends are paid on the restricted shares.

(2) As of December 31, 1998, Mr. Deering had aggregate restricted shareholdings of 219,850 shares of Common Stock having a value, based on the value of the Company's shares on that date, of $6,045,875; Mr. McGregor had aggregate restricted shareholdings of 73,750 shares of Common Stock having a value, based on the value of the Company's shares on that date, of $2,028,125; Messrs. Donahue and Smalley each had aggregate restricted shareholdings of 46,250 shares of Common Stock having a value, based on the value of the Company's shares on that date, of $1,271,875; and Mr. Minutoli had aggregate restricted shareholdings of 26,250 shares of Common Stock having a value, based on the value of the Company's shares on that date, of $721,875.

(3) In December 1998, the Board of Directors, acting pursuant to the Company's 1997 Stock Incentive Plan, awarded Mr. McGregor 15,000 shares of Common Stock upon his promotion to Vice Chairman and Chief Operating Officer of the Company. At the same time, Messrs. Donahue and Smalley were awarded 20,000 shares each of Common Stock (collectively, with the shares awarded to Mr. McGregor, the "1998 Bonus Shares") upon their promotion to Executive Vice Presidents of the Company. Ownership of the 1998 Bonus Shares vests 20% on December 3rd in each of the years 2000, 2001, 2002, 2003 and 2004. Any 1998 Bonus Shares that have not vested will be forfeited if the recipient leaves the Company's employ for any reason other than death, disability or discharge without good cause (which is defined to include certain changes in control of the Company). Dividends are paid on the restricted shares.

(4) In December 1997, the Board of Directors, acting pursuant to the Company's 1997 Stock Incentive Plan, awarded Mr. McGregor 15,000 shares of Common Stock (the "1997 Bonus Shares"). Mr. McGregor elected, however, to convert 5,000 shares of the 1997 Bonus Shares into options to purchase 20,000 shares of Common Stock, which reduced his 1997 Bonus Shares to 10,000 shares. At the same time, the Board of Directors awarded Messrs. Donahue and Smalley 8,000 shares each of the 1997 Bonus Shares; however, each elected to convert all of the 8,000 shares into options to purchase 32,000 shares of Common Stock. Ownership of the 1997 Bonus Shares vests 25% on December 11th in each of the years 1999, 2000, 2001 and 2002. Any 1997 Bonus Shares that have not vested will be forfeited if the recipient leaves the Company's employ for any reason other than death, disability or discharge without good cause (which is defined to include certain changes in control of the Company). Dividends are paid on the restricted shares.

(5) In February 1996, the Board of Directors, acting pursuant to the Company's 1994 Stock Incentive Plan, awarded Mr. McGregor 65,000 shares of Common Stock and Messrs. Donahue, Minutoli and Smalley 35,000 shares each of Common Stock (the "1996 Bonus Shares"). Ownership of the 1996 Bonus Shares vests 25% on February 22nd in each of the years 1998, 1999, 2000 and 2001. Any 1996 Bonus Shares that have not vested will be forfeited if the recipient leaves the Company's employ for any reason other than death, disability or discharge without good cause (which is defined to include certain changes in control of the Company). Dividends are paid on the restricted shares.

(6) Includes installments on loans by the Company relating to restricted stock awards under the Company's 1990 Stock Bonus Plan and 1994 and 1997 Stock Incentive Plans and stock option grants under the Company's 1985 Stock Option Plan. Installments were forgiven by the Company during 1998 in the amount of $505,625 as to Mr. Deering, $220,875 as to Mr. McGregor, $128,562 as to Mr. Donahue, $140,812 as to Mr. Smalley and $141,439 as to Mr. Minutoli. Also includes matching contributions under the Company's nonqualified Excess Savings Plan in the amount of $24,000 as to Mr. Deering, $15,450 as to Mr. McGregor, $9,300 as to both Messrs. Donahue and Smalley and $11,475 as to Mr. Minutoli. With respect to Mr. Deering, includes a payment of $2,643,713 to pay income taxes resulting from a restricted stock award under the special retention contract arrangement that was entered into in 1998. See "Employment Contracts and Termination of Employment and Change of Control Arrangements" below.

(7) Includes installments on loans by the Company relating to restricted stock awards under the Company's 1990 Stock Bonus Plan and 1994 Stock Incentive Plan and stock option grants under the Company's 1985 Stock Option Plan. Installments were forgiven by the Company during 1997 in the amount of $505,625 as to Mr. Deering, $59,375 as to Mr. McGregor, $41,562 as to Mr. Donahue, $58,712 as to Mr. Smalley and $59,864 as to Mr. Minutoli. Also includes matching contributions under the Company's nonqualified Excess Savings Plan in the amount of $21,750 as to Mr. Deering, $14,250 as to Mr. McGregor and $8,700 each as to Messrs. Donahue, Minutoli and Smalley.

(8) Includes installments on loans by the Company relating to restricted stock awards under the Company's 1990 Stock Bonus Plan and 1994 Stock Incentive Plan and stock option grants under the Company's 1985 Stock Option Plan. Installments were forgiven by the Company during 1996 in the amount of $555,625 as to Mr. Deering, $109,375 as to Mr. McGregor, $41,563 as to Mr. Donahue, $66,254 as to Mr. Minutoli and $65,013 as to Mr. Smalley. Also includes matching contributions under the Company's nonqualified Excess Savings Plan in the amount of $23,913 as to Mr. Deering, $15,738 as to Mr. McGregor, $9,600 as to Mr. Donahue and $9,565 as to Messrs. Minutoli and Smalley.

                     OPTIONS AND STOCK APPRECIATION RIGHTS

  The following table summarizes information relating to stock option grants, including original stock option grants and "reload" option grants, during 1998 to the executive officers named in the Summary Compensation Table. No stock appreciation rights have been granted at any time under the Company's Stock Option and Stock Incentive Plans.

              Option Grants in Last Fiscal Year Individual Grants

                       Number of    % of Total
                       Securities    Options                          Grant
                       Underlying   Granted to                        Date
                        Options     Employees  Exercise              Present
                        Granted     in Fiscal    Price   Expiration   Value
         Name             (#)          Year    ($/Share)    Date       ($)
         ----          ----------   ---------- --------- ---------- ---------
Anthony W. Deering....  300,000(1)    25.76     27.3125    9-23-08  1,137,000(1)
                        300,000(1)    25.76       32.77    9-23-08    819,000(1)
                         20,357(2)     1.75      28.125    5-16-00     43,564(2)
                          3,568(2)      .31      28.125   11-28-00      8,420(2)
Jeffrey H. Donahue....  145,000(1)    12.45       27.50   12-02-08    416,150(1)
                         12,611(2)     1.08       28.00    5-16-00     26,231(2)
                          8,520(2)      .73       28.00    5-20-02     23,260(2)
Douglas A. McGregor...  100,000(1)     8.59       27.50   12-02-08    287,000(1)
                          3,720(2)      .32       26.75    9-22-03     10,453(2)
Robert Minutoli.......    6,718(2)      .57       28.25    5-20-02     18,407(2)
                         11,232(2)      .96       28.25    9-21-04     33,359(2)
Jerome D. Smalley.....  145,000(1)    12.45       27.50   12-02-08    416,150(1)
                          1,063(2)      .09      32.125    5-20-02      4,911(2)
                          6,785(2)      .58      32.125    9-21-04     33,721(2)
                          3,325(2)      .29       27.50    5-20-02     11,671(2)
                          1,050(2)      .09       27.50    9-21-04      3,980(2)

--------
(1) All of these shares were granted under original stock option grants on December 3, 1998, and are exercisable as to 20% of the shares granted on December 3rd in each of the years 2000 through 2004, except that Mr. Deering's shares were granted as two original stock option grants on September 24, 1998, and are exercisable with respect to the first 300,000-share grant as to 50% of the shares granted on September 24th in each of the years 2002 and 2003 and, with respect to the second 300,000-share grant, as to 25% of the shares granted on February 25th in each of the years 2001 through 2004. All option grants contained a "reload" feature, under which if a stock-for-stock exercise occurs and the exercise price is paid by surrendering shares of Common Stock, a new option will be issued for the number of shares surrendered and having substantially the same terms as the option that was exercised, except that the exercise price of the new option will be the market price of the shares surrendered at the time of the surrender. The values for the grants are based on the Black-Scholes option pricing model. With respect to all such grants, a dividend yield of 6%, a 7-year Treasury note rate at the time of grant and option exercises occurring after 7 years are assumed. Based on these assumptions, the model produces a per option share value of (i) with respect to the September 24, 1998 grants at $27.3125 and $32.77 per share, $3.79 and $2.73, respectively, (using an interest rate of 4.56% and stock price volatility of 23.9%) and (ii) with respect to the December 3, 1998 grants, $2.87 (using an interest rate of 4.52% and stock price volatility of 19.0%).

(2) These stock option grants occurred automatically under the "reload" features of previously granted options as to which there was a stock-for-stock exercise. The values of the reload option grants are based on the Black-Scholes option pricing model with an assumed dividend yield of 6%, an interest rate based on the Treasury note that matures on the expiration date of the option, and the option exercise occurring on the expiration date. Based on these assumptions, the model produces a per option share value of (i) with respect to the 20,357-share grant, $2.14 (using an interest rate of 4.58% and stock price volatility of 19.0%; (ii) with respect to the 3,568-share grant, $2.36 (using an interest rate of 4.58% and stock price volatility of 19.0%; (iii) with respect to the 12,611-share grant, $2.08 (using an interest rate of 4.55% and stock price volatility of 19.0%; (iv) with respect to the 8,520-share grant, $2.73 (using an interest rate of 4.56% and stock price volatility of 19.0%; ;
    (v) with respect to the 3,720-share grant, $2.81 (using an interest rate of 4.73% and stock price volatility of 19.0%; (vi ) with respect to the 6,718-share grant, $2.74 (using an interest rate of 4.56% and stock price volatility of 19.0%; (vii) with respect to the 11,232-share grant, $2.97 (using an interest rate of 4.62% and stock price volatility of 19.0%;
    (viii) with respect to the 1,063-share grant, $4.62 (using an interest rate of 5.59% and stock price volatility of 23.9%;; (ix) with respect to the 6,785-share grant, $4.97 (using an interest rate of 5.60% and stock price volatility of 23.9%; (x) with respect to the 3,325-share grant, $3.51 (using an interest rate of 4.53% and stock price volatility of 23.9%; and (xi) with respect to the 1,050-share grant, $3.79 (using an interest rate of 4.56% and stock price volatility of 23.9%).

  The following table summarizes information relating to stock option exercises during 1998 and the number and value of unexercised stock options previously granted to the executive officers named in the Summary Compensation Table.

   Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values

                                                     Number of Securities      Value of Unexercised
                            Shares                  Underlying Unexercised     In-The-Money Options (/1/)
                          Acquired on     Value      Options at FY-End (#)         at FY-End ($)
          Name            Exercise (#) Realized($) Exercisable/Unexercisable Exercisable/Unexercisable
          ----           ------------  ----------- ------------------------- -------------------------
Anthony W. Deering......    31,400       213,225        205,025/962,500          1,593,900/162,500
Jeffrey H. Donahue......    31,319       279,977         53,165/298,306            238,750/438,058
Douglas A. McGregor.....     5,063        35,441        138,649/313,750            906,683/492,656
Robert Minutoli.........    29,566       328,166         30,987/144,763             99,877/330,673
Jerome D. Smalley.......    21,101       277,415         32,253/293,602            130,434/333,750

--------
(1) An "in-the-money" stock option is an option for which the market price, on December 31, 1998, of Company Common Stock underlying the option exceeds the exercise price (i.e., the market price of Company Common Stock on the date the option was granted). The value shown represents stock price appreciation since the grant date of the option.

                         COMPARATIVE STOCK PERFORMANCE

  The following graph compares the cumulative total stockholder return on the Common Stock of the Company for the last five fiscal years with the cumulative total return on the S&P 500 Index and a Peer Group of real estate companies identified below. The graph assumes that $100 is invested initially and all dividends are reinvested.

                             [CHART APPEARS HERE]

                       FIVE-YEAR CUMULATIVE TOTAL RETURN
         Based upon an initial investment of $100 on December 31, 1993 with dividends reinvested


The Rouse Company         $100     $112     $124     $200     $213     $186
S&P 500(R)                $100     $101     $139     $171     $229     $294
Peer Group                $100     $ 91     $ 96     $135     $158     $157

  The Peer Group consists of the following publicly traded real estate companies: Bramalea Ltd. (through the first quarter of 1995), Cambridge Shopping Centers, Catellus Development Corp., Crown America Realty Trust, Federal Realty Investment Trust, First Union Real Estate Equity and Mortgage Investments, Forest City Enterprises, General Growth Properties, Inc., Kimco Realty, Simon Property Group, Inc., Taubman Centers, Inc., TrizecHahn Corporation (through the fourth quarter of 1996, Trizec Corporation Ltd), Urban Shopping Centers, Inc. and Weingarten Realty Investment. Koger Properties is no longer included in the index since it stopped trading prior to December 31, 1993.

   EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL
                                 ARRANGEMENTS

  Effective September 24, 1998, the Board of Directors requested that Anthony
W. Deering enter into a special retention contract arrangement (the "Agreement") with the Company. Mr. Deering concurred and, under the terms of the Agreement, he will serve as the Company's Chief Executive Officer until January 31, 2005. He will receive a minimum annual base salary of $800,000 and will be eligible for an annual cash bonus under the Company's incentive compensation program.

  In connection with the Agreement, Mr. Deering also received options to purchase 300,000 shares of common stock, 109,850 shares of restricted stock, and a cash payment of $2,643,713 to pay income taxes resulting from the restricted stock award. The stock options are at an exercise price of $27.3125 per share (the closing price of the Company's common stock the day before the grant date) and vest ratably on the fourth and fifth anniversaries of the grant date. The restricted stock vests on January 31, 2005.

  In addition, the Board accelerated the incentive stock award that Mr. Deering would have received in 1999 under the Company's 1997 Stock Incentive Plan. As a result, Mr. Deering received options to purchase an additional 300,000 shares at an exercise price of $32.77 per share ($5.4575 above the closing price of the Company's Common Stock the day before the grant date) which vest 25% on February 25 in each of the years 2001-2004.

  If Mr. Deering dies, becomes disabled, terminates his employment for Good Reason (as defined in the Agreement) or is discharged by the Company without Cause (which is defined in the Agreement to include certain changes of control), then all unvested stock options and the restricted stock award held by Mr. Deering will vest immediately. In addition, Mr. Deering will be entitled to receive his Accrued Annual Bonus (as defined in the Agreement) and a payment equal to (i) one-twelfth of the sum of his then current base salary plus his average bonus during the prior three years, multiplied by (ii) the lesser of 36 or the number of months from the termination date until Mr. Deering's 62nd birthday. If Mr. Deering's employment terminates for any reason other than as stated in the preceding sentence, the unvested portion of the options and restricted stock granted to Mr. Deering pursuant to the Agreement will be forfeited, he will be required to repay the tax gross-up payment, and he will not be entitled to any severance payment.


  With respect to all named executive officers, all stock option grants, bonus stock grants and related loans under the Company's Stock Option, Stock Bonus and Stock Incentive Plans provide that any non-vested portion of a stock option grant will vest, any remaining restrictions upon bonus stock shares will be released and any related loan balance will be forgiven if the person dies, becomes disabled, retires on or after the normal retirement age of 62 or is discharged without good cause (which is defined to include certain changes in control of the Company). If such an event were to occur with respect to an executive officer, all stock options not yet exercised, as set forth above in the table captioned "Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values," would vest, and the outstanding principal loan balances set forth below in "Indebtedness of Executive Officers" would be forgiven. In addition, Messrs. Deering and McGregor would have forfeiture restrictions released on 164,850 and 57,500 shares, respectively, of bonus stock; Messrs. Donahue and Smalley each would have forfeiture restrictions released on 37,500 shares of bonus stock and Mr. Minutoli would have forfeiture restrictions released on 17,500 shares of bonus stock.

  The Company also has a severance plan available on a non-discriminatory basis to all employees, including executive officers, that provides benefits for involuntary terminations of employment, except for discharges for cause or disciplinary reasons. Severance pay generally is equal to one week's salary for each six months (or portion of six months) of service performed in the first three years of employment and one week's salary for each full or partial year worked in excess of three years. Group medical and life insurance coverage also are continued at no cost to the individual for up to 90 days.

                      INDEBTEDNESS OF EXECUTIVE OFFICERS

  In November 1990, upon the elections of Anthony W. Deering and Douglas A. McGregor as Executive Vice Presidents of the Company, the Board of Directors awarded them shares of Common Stock pursuant to the Company's 1990 Stock Bonus Plan. In February 1993, upon the election of Mr. Deering as President and Chief

Operating Officer, the Board of Directors awarded Mr. Deering shares of Common Stock pursuant to the Company's 1990 Stock Bonus Plan. In September 1993, the Board of Directors, acting pursuant to the Company's 1990 Stock Bonus Plan, awarded shares of Common Stock as incentive awards to certain of the Company's executive officers in conjunction with a reorganization of the responsibilities of senior management, which included the election of eight new Senior Vice-Presidents. In February 1995, upon the election of Mr. Deering as Chief Executive Officer, the Board of Directors awarded Mr. Deering shares of Common Stock pursuant to the Company's 1994 Stock Incentive Plan. In February 1996, the Board of Directors awarded Messrs. Donahue, McGregor, Minutoli and Smalley, and certain other executive officers, shares of Common Stock pursuant to the Company's 1994 Stock Incentive Plan. In December 1998, the Board of Directors, acting pursuant to the Company's 1997 Stock Incentive Plan, awarded Mr. McGregor shares of Common Stock upon his promotion to Vice Chairman and Chief Operating Officer of the Company. At the same time, Messrs. Donahue and Smalley were awarded shares of Common Stock upon their promotion to Executive Vice Presidents of the Company. In connection with such grants of bonus stock and to assist the recipients in paying related tax and other obligations, the Board of Directors approved loans to such executive officers. Each loan referred to in this paragraph is to be forgiven, except as to interest, in either four or five equal annual installments if the person continues to serve the Company.

  In March 1989, the Personnel Committee of the Board of Directors granted stock options to Messrs. Kassolis, Minutoli, Riedy and Smalley pursuant to the Company's 1985 Stock Option Plan. At the same time, the Board of Directors authorized loans to each person to be made in connection with the exercise of the options. Subsequently, the terms of the grants were modified by the Board or the Personnel Committee to permit, as an alternative, open market purchases of the same number of shares of Common Stock and loans in the amount of the open market purchases. Each loan is to be forgiven, except as to interest, in five equal annual installments if the person continues to serve the Company.

  The following table lists those executive officers who received loans in connection with the bonus stock grants and the stock option grants described in the two preceding paragraphs, and whose maximum indebtedness to the Company from January 1, 1998 through March 16, 1999 exceeded $60,000:

                                                            Maximum Principal
                                                             Amount of Loans     Principal Amount
                                                           Outstanding ($) from      of Loans
      Name of                  Relationship with              1-1-98 through    Outstanding ($) on
    Individual                      Company                      3-16-99(1)          3-16-99
    ----------                 -----------------           -------------------- ------------------
Anthony W. Deering   Chairman of the Board, President and       1,265,625            380,000
                     Chief Executive Officer
Jeffrey H. Donahue   Executive Vice President and                 468,480            381,480
                     Chief Financial Officer
Duke S. Kassolis     Senior Vice President and Director of        391,624            179,000
                     Office and Mixed-Use Operations
Paul I. Latta, Jr.   Senior Vice President and Director           389,563            174,000
                     of Retail Operations
Douglas A. McGregor  Vice Chairman and Chief Operating            705,375            525,500
                     Officer
Robert Minutoli      Senior Vice President and Director of        409,331            180,893
                     New Business
Robert D. Riedy      Senior Vice President and Director           376,366            173,999
                     of Retail Leasing
Alton J. Scavo       Senior Vice President and Director           389,563            174,000
                     of the Community Development Division
                     and General Manager of Columbia
Jerome D. Smalley    Executive Vice President -                   435,994            348,994
                     Development

--------
(1) Interest accrues on the principal amount of the outstanding loans and is payable on December 31st of each year. The interest rate on all the loans is 6% per year, except that the interest rate on the loans relating to the stock bonus grants that were made in September 1993 is 5.35% and on the loans relating to the stock bonus grants that were made in February 1996 and December 1998 is 5% per year.

                                 PENSION PLAN

  The persons named in the Summary Compensation Table participate in the Company's noncontributory Pension Plan (the "Plan"), which is a career average plan. The Plan provides for a combination of "past service" benefits and "future service" benefits. The past service benefit is (i) 1.15% of the lesser of (a) the employee's Cash Compensation as defined in the Plan during 1996 or
(b) the employee's average annual Compensation or Cash Compensation for the employee's high three consecutive years of service prior to separation, in either case which is not in excess of the Social Security covered compensation level plus (ii) 1.65% of the lesser of (a) the employee's Cash Compensation during 1996 or (b) the employee's average annual Compensation or Cash Compensation for the employee's high three consecutive years of service prior to separation, in either case which exceeds the Social Security covered compensation level, multiplied by the employee's years of service prior to January 1, 1997. For each year of service commencing after December 31, 1996 (future service), the employee receives an annual benefit of (i) 1.15% of the employee's Cash Compensation which is not in excess of the Social Security covered compensation level plus (ii) 1.65% of the employee's Cash Compensation which exceeds the Social Security covered compensation level.

  The Company also maintains its Supplemental Plan in part to provide for the payment of retirement benefits to those eligible Company employees whose pension benefit under the Pension Plan, described above, would be limited to amounts less than the Pension Plan would normally provide due to tax and pension laws enacted since 1982. The Supplemental Plan is a nonqualified, unfunded plan, and benefits are payable from the general assets of the Company. A primary purpose of the Supplemental Plan is to insure that the total retirement benefits of affected employees payable under both pension plans (the "Plans") are determined on the same basis, so that the retirement benefits to be received are no more or less than what could have been received by affected employees under the Pension Plan but for the enactment since 1982 of federal tax and pension laws limiting such benefits.

  Messrs. Deering, Donahue, McGregor, Minutoli and Smalley have, respectively, 26, 25, 26, 20 and 19 credited years of service under the Plans for benefit accrual purposes, and their estimated annual benefits payable under such Plans at the normal retirement age of 62 (assuming each continues to live and receives his 1999 rate of compensation to retirement) are $800,913, $283,622, $443,594, $275,286 and $272,091, respectively.(/1/)

  All benefits payable under the Pension Plan are subject to certain limitations contained in the Internal Revenue Code of 1986 and the regulations promulgated thereunder. The limit on annual benefits for 1998 was $130,000 as to any individual who retired at the normal retirement age.

--------

(1) Under the special retention contract arrangement with Mr. Deering, the Company agreed to supplement his retirement benefits under the Plans to guarantee annual benefits upon his retirement at or after age 62 equal to 55% of Mr. Deering's Cash Compensation (as defined in The Rouse Company Pension Plan). Under certain circumstances, Mr. Deering's retirement benefits will be supplemented in a similar fashion if he retires after age 60 but before age 62.

                    DIRECTORS' FEES AND OTHER TRANSACTIONS

  Under current Company policy, an annual fee of $27,500 is paid to the directors of the Company who are not employed by the Company on a full-time or other basis. The Chairman of a Board Committee receives an additional annual fee of $3,000. Directors also are paid a fee of $1,250 for attendance at any meeting of the Board and $1,000 for attendance at any meeting of a Committee of the Board or for special assignments.

  Mr. DeVito serves as Chairman of the Executive Committee of the Board and holds the honorary title of Chairman Emeritus. Under an agreement entered into with Mr. DeVito in connection with his retirement as Chairman of the Board of the Company, Mr. DeVito received a basic fee of $50,000 for serving as a director during 1998. In addition, Mr. DeVito received the standard director's fee for attending special Board meetings and Executive Committee meetings.

  Under The Rouse Company 1997 Stock Incentive Plan (the "Plan"), non-employee directors receive 5,000-share stock option grants of Company Common Stock upon their initial election. Each director receives an additional 1,000-share stock option grant upon re-election as a director at each subsequent annual meeting.

  The Company also provides credits to a nonqualified Company Common Stock account established for each director. In May 1996, each director's account was credited with an amount equal to 10% of the annual fee for each prior year of service on the Board, which amount was deemed to be invested in Company Common Stock. In addition, each director receives quarterly credits to his or her account equal to 2-1/% of the current annual fee. Upon retirement from the Board, each director is entitled to receive the value of his or her account, but no director will receive less than an amount equal to the then present value of the payments such director would have received under the directors' retirement plan that was terminated when this program was established in 1996.

  Platt W. Davis, III is a partner in Vinson & Elkins, L.L.P., and his interest in the matter described below arises solely from such position. From time to time, Vinson & Elkins, L.L.P. provides legal services to subsidiaries and affiliates of the Company, though Mr. Davis has provided no such services.

  Transactions between the Company and certain companies with which Jeremiah
E. Casey is associated are described under "Compensation Committee Interlocks and Insider Participation in Compensation Decisions" below.

  COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATIONIN COMPENSATION
                                   DECISIONS

  During 1998, Jeremiah E. Casey, Juanita T. James, Thomas J. McHugh and Alexander B. Trowbridge served on the Personnel Committee, which Committee has certain responsibilities relating to the compensation of executive officers of the Company. See "Personnel Committee Report on Executive Officer
Compensation" above.

  Mr. Casey is Chairman of the Board of First Maryland Bancorp and its principal subsidiary The First National Bank of Maryland (the "Bank"). The Company maintains various banking relationships with the Bank involving depositary accounts, the issuance of letters of credit, the purchase of short-term, high quality money market instruments from the Bank and other cash management services. The Company and certain of its subsidiaries and affiliates also are indebted to the Bank for certain loans. In addition, the Bank leases space at various locations in Maryland from subsidiaries and affiliates of the Company. Mr. Casey's interest in these matters arises solely from the positions he holds with the Bank and its parent, First Maryland Bancorp.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  On October 7 , 1998, Roger W. Schipke, a director of the Company, purchased 500 shares of the Company's Series B Convertible Preferred Stock, but inadvertently failed to report the purchase. The purchase was reported on a Form 4 that was filed on March 26, 1999.

                 STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

  The Company provides all stockholders with the opportunity, under certain circumstances and consistent with SEC Rule 14a-8, to participate in the governance of the Company by submitting proposals that they believe merit consideration at the annual meeting of stockholders to be held in May 2000. To enable management adequately to analyze and respond to proposals and to prepare appropriate proposals for presentation in the Company's Proxy Statement for the 2000 annual meeting, any such proposal must be received by the Company by December 15, 1999, addressed to the attention of its Secretary at its principal place of business in Columbia, Maryland.

                              ACCOUNTING MATTERS

  The Board of Directors first appointed KPMG LLP as its auditors in December 1956. The audit services rendered by KPMG LLP for the fiscal year ended December 31, 1998 included examination of the financial statements of the Company and its subsidiaries, review of unaudited quarterly financial information, consultation in connection with the preparation of the Annual Report to Stockholders and the filing of the Form 10-K Annual Report with the Securities and Exchange Commission, issuance of reports of compliance with debt and other agreements, and consultation with Company personnel on accounting and related matters.

  Representatives of KPMG LLP will attend the Annual Meeting of Stockholders, will have an opportunity to make a statement and will be available to respond to appropriate questions submitted by stockholders.

                                 OTHER MATTERS

  Management is not aware of any other matters that will be brought before the meeting. If any matters properly come before the meeting, including, but not limited to, the election of one or more persons to fill any vacancy that exists on the Board of Directors at the time of the meeting or any adjournment or adjournments thereof, the proxy holders will vote in accordance with their judgment as to the best interests of the Company with respect to such matters.

                               THE ROUSE COMPANY

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS--ANNUAL MEETING OF STOCKHOLDERS--MAY 13, 1999

    The undersigned holder of the Common Stock of The Rouse Company (the "Company") acknowledges receipt of the Proxy Statement and Notice of Annual Meeting of Stockholders, dated April 12, 1999, and hereby constitutes and appoints Anthony W. Deering, Chairman of the Board, President and Chief Executive Officer of the Company, and Bruce I. Rothschild, Vice President, General Counsel and Secretary of the Company, or either of them acting singly in the absence of the other, the true and lawful proxy or proxies for and in the name of the undersigned to vote the shares of Common Stock that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on Thursday, May 13, 1999, and at any adjournment or adjournments thereof.

    Shares represented by all properly executed proxies will be voted in accordance with the instructions appearing on this proxy. In the absence of specific instructions, proxies will be voted FOR the election of Directors and in the best discretion of the proxy holders as to any other matters.

(Continued, and to be signed and dated on the reverse side)

                                        THE ROUSE COMPANY
                                        P.O. BOX 11342
                                        NEW YORK, N.Y. 10203-0342

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL NOMINEES FOR DIRECTORS.

(a) Election of Directors      FOR all nominees  [_]      WITHHOLD AUTHORITY to vote     [_]      *EXCEPTIONS  [_]
                               listed below               for all nominees listed below

Nominees:  David H. Benson, Jeremiah E. Casey, Platt W. Davis, III, Anthony W.
           Deering, Rohit M. Desai, Mathias J. DeVito, Juanita T. James, Thomas
           J. McHugh, Hanne M. Merriman, Roger W. Schipke, Alexander B. Trowbridge and Gerard J.M. Vlak.
(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

*Exceptions
            -------------------------------------------------------------------

(b) IN THEIR DISCRETION on such other matters as may properly come before the meeting, including, but not limited to, the election of one or more persons to fill any vacancy that exists on the Board of Directors at the time of the Annual Meeting of Stockholders or any adjournment or adjournments thereof.



                                        (Execute proxy exactly as your name
                                        appears on this form. If stock is
                                        registered in more than one name, each
                                        joint owner should sign. When signing
                                        as trustee, executor or other fiduciary, please so indicate.)

                                        Dated:                            , 1998
                                              ----------------------------

                                                                          (SEAL)
                                        ----------------------------------

                                                                          (SEAL)
                                        ----------------------------------

                                        VOTES MUST BE INDICATED
                                        (X) IN BLACK OR BLUE INK.    [X]

(PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE
PREPAID ENVELOPE.)